Exhibit 10.2

Amendment to Employment Agreement

This is an amendment (“Amendment”) to the Executive Employment Agreement entered into as of February 11, 2022 (“Employment Agreement”) by and between SHF, LLC doing business as Safe Harbor Financial (“SHF”) as a wholly owned subsidiary of SHF Holdings, Inc., a Delaware corporation (the “Company”), and Sundie Seefried (the “Executive”).

W I T N E S S E T H

Whereas, the Company and Executive desire to extend and update the terms of Executive’s Employment Agreement with SHF and the Company to ensure that key administrative personnel do not have contract terms expiring simultaneously and to ensure continuity of key administrative functions;

Now, Therefore, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1. Employment Term. Commencing on August 1, 2024 (the “Effective Date”), and continuing through and including September 28, 2025, unless terminated earlier pursuant to the Employment Agreement (“Employment Term”), the Executive shall continue to serve as the Company’s and SHF’s Chief Executive Officer and shall report directly to the directors of the Company (the “Board”).

2. Base Salary. As of the Effective Date, Section 2 of the Employment Agreement is deleted in its entirety and replaced for all purposes by the following:

During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of one hundred thousand dollars ($100,000) payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. The Executive’s base salary may be subject to annual review by the Chief Executive Officer or the Company’s Board of directors (or a committee thereof), and may be increased from time to time as determined by the Chief Executive Officer or the Board. The base salary as may be increased from time to time shall constitute “Base Salary” for purposes of this Agreement. Any such increases will be determined by the Chief Executive Officer or the Compensation Committee of the Board, in her/its reasonable discretion and consistent with the Company’s practices as in effect from time to time. The Compensation Committee shall take into account such factors as SHF’s and the Company’s execution of its business plan, the results of SHF’s and the Company’s operations and their financial condition, the Executive’s compensation as compared to executives of SHF’s peers, and such other factors may determine are appropriate in the exercise of the Compensation Committee’s and the Chief Executive Officer’s or the Board’s fiduciary duties.

3. Incentive Plan. In addition to base salary, Executive may receive compensation pursuant to achievement of Company goals as described in Exhibit A attached hereto. Any incentive earned shall be payable within forty-five (45) days following the period in which the incentive was earned. Incentive plans in place prior to the Effective Date will be prorated through the Effective Date and paid forty-five (45) days following the Effective Date.

4. Vacation Time; Paid Time Off (PTO). As of the Effective Date, Section 4(b) of the Employment Agreement is deleted in its entirety and replaced for all purposes by the following:

All PTO that Executive has accrued through August 1, 2024, but has not taken, equals $28,969.36 (172.16 hours) and shall be paid to Executive during the month of August 2024. Effective as of August 1, 2024, Executive shall be entitled to unlimited PTO pursuant to Company policy, subject to advanced approved by Executive’s supervisor and scheduled to ensure that Executive will not be on vacation during periods of time when his key administrative responsibilities are reasonably expected to be needed. As a result, and regardless of anything to the contrary in Section 6(a)(iii) of the Employment Agreement, no PTO or other accrued vacation shall accrue or be paid out at time of termination of Executive’s employment for any reason.

5. Consequences of Termination. As of the Effective Date, Section 6(d) of the Employment Agreement is deleted in its entirety and replaced for all purposes by the following:

TERMINATION WITHOUT CAUSE, FOR GOOD REASON, OR EXPIRATION. If the Executive’s employment by the Company is (x) terminated by the Company without Cause, or (y) terminated by the Executive for Good Reason, or (z) terminated by failure to extend employment beyond the Employment Term, Company will provide the Executive with the Accrued Benefits at such times as set forth in Section 6(a) above, and provided the Executive executes, returns to the Company and does not revoke the release and waiver of claims in the form attached hereto as Exhibit C (with such changes as may be required in order to reflect or comply with applicable laws at such time, as determined by the Company in its reasonable judgment, the “Release and Waiver”) and the Release and Waiver becomes effective pursuant to its terms and conditions, all within sixty (60) days following termination of employment, then the Company shall also pay or provide the Executive with the following:

(i) continued participation through COBRA coverage (the costs, expenses and premiums to be paid by Company on the same basis as if the Executive had continued in employment) on the same basis in the executive benefit plans contemplated by Section 4(a) hereof in which the Executive is participating on the date of such termination of employment and continuing for a period of eighteen (18) months following such termination (the “COBRA Payment Period”); provided that the Executive is eligible and remains eligible for coverage under such plans; and provided, further, that in the event that the Executive obtains other employment that offers the Executive substantially equivalent benefits, such continuation of coverage by the Company under this Section 6(d)(ii) shall immediately cease. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of her rights under COBRA or ERISA for benefits under plans and policies arising under her employment by the Company.

6. No Effect on Unamended Terms. All terms and conditions set forth in Executive’s Employment Agreement that are not amended by the terms of this Amendment shall remain in full force and effect.

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In Witness Whereof, the parties hereto have executed this Amendment as of the date(s) set forth below:

SHF, LLC		Executive

By:	/s/ Sundie Seefried	By:	/s/ Sundie Seefried
	Sundie Seefried, CEO		Sundie Seefried

Dated: August 1, 2024		Dated: August 1, 2024

SHF Holdings, Inc.

By:	/s/ Jonathon F. Niehaus
Jonathon F. Niehaus
Board Chair

By:	/s/ Richard Carleton
Richard Carleton
Compensation Committee Chair

Dated: August 1, 2024

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EXHIBIT A

Incentive Plan

For each full or partial quarter in which this agreement is in effect, executive shall earn as incentive compensation a sum computed as follows.

Executive shall earn 1.15% of the incremental increase in the sum of (1) Deposit, Activity, Onboarding Income, (2) Investment Income and (3) Loan Interest Income (together defined in this Exhibit as “Core Revenue”) earned in any quarter during the current fiscal year over the Core Revenue earned in the fourth quarter of the prior fiscal year.

Expressed mathematically, the calculation is expressed as follows where X represents the designated quarter:

Executive’s Incentive Compensation = 1.35% * (XQ24 Core Revenue – 4Q23 Core Revenue)

The incentive earned in any quarter shall be paid no later than the 45th day following the end of the quarter.

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